Exhibit 97.1

PHX MINERALS INC.

CLAWBACK POLICY

I.
INTRODUCTION.

The Board of Directors (the “Board”) of the PHX Minerals, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, the “Company”), believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability, reinforces the Company’s pay-for-performance compensation philosophy, and deters wrongdoing. The Board has therefore adopted this Clawback Policy (this “Policy”) which provides for the recoupment of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the Federal securities laws.

II.
ADMINISTRATION.

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

III.
COVERED EXECUTIVES.

This Policy applies to any current or former officer of the Company who is (or was at any time from and after the Effective Time (as defined below)) subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time (each, a “Covered Executive”).

IV.
RECOUPMENT; ACCOUNTING RESTATEMENT.

In the event the Company is required to prepare a restatement of its financial statements (“Accounting Restatement”) due in whole or in part to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws (including any rule or regulation promulgated thereunder), regardless of whether a Covered Executive’s misconduct was the cause for such restatement, the Board shall require reimbursement or forfeiture of any Excess Incentive Compensation (as defined below) deemed to have been received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement (the “Covered Period”). For purposes of this Policy, an Accounting Restatement includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements). For the avoidance of doubt, in no event will a restatement of the Company’s financial statements that is not due in whole or in part to the Company’s material noncompliance with any financial reporting requirement under applicable law (including any rule or regulation promulgated thereunder) be considered an Accounting

Restatement under this Policy. For example, a restatement due exclusively to a retrospective application of any one or more of the following will not be considered an Accounting Restatement under this Policy: (A) a change in accounting principles; (B) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (C) reclassification due to a discontinued operation; (D) application of a change in reporting entity, such as from a reorganization of entities under common control; (E) adjustment to provision amounts in connection with a prior business combination; and (F) revision for stock splits.

For purposes of this Policy, “Incentive Compensation” means any (A) annual bonus or other short and long-term cash incentive that is earned and (B) equity award that is vested, in each case, based (in whole or in part) on the attainment of one or more “financial reporting measures.” For these purposes, “financial reporting measures” are any measures used in preparing the Company’s financial statements or terms of compensation awards (or results that are derived from such measures), including, without limitation, (i) revenue, (ii) net income, (iii) earnings before interest, tax, depreciation and amortization, (iv) return on equity, (v) cash flows, (vi) stock price, and (vii) measures of shareholder return, in each case, whether absolute or relative. For the avoidance of doubt, a financial reporting measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”).

Incentive Compensation will be deemed to have been “received” in the fiscal year during which the applicable financial reporting measure (as specified in the terms of the award) is attained, even if the payment occurs after the end of that fiscal year. In addition, the date on which the Company is required to prepare an Accounting Restatement will be deemed to have occurred on the earlier of (A) the date the Board concludes or reasonably should have concluded that the Company’s previously issued financial statements contain a material error and (B) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

V.
AMOUNT AND METHOD OF RECOVERY; NO ADDITIONAL PAYMENTS.

The Board shall determine the amount of Incentive Compensation to be recovered in its sole discretion as set forth below in this Section. In the event of recoupment due to an Accounting Restatement, the amount of Incentive Compensation to be recovered shall be equal to the amount (if any) by which the Incentive Compensation received exceeds the amount that would have been received if calculated based upon the financial reporting measures had such error(s) not been made (“Excess Incentive Compensation”). For Incentive Compensation based in part of whole on stock price or measures of shareholder return, Excess Incentive Compensation will be calculated in such manner as the Board determines appropriate in its sole discretion under the circumstances and consistent with the requirements of Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will maintain documentation of the Board’s determination. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

If Incentive Compensation in the form of an equity award is recoverable pursuant to this Policy, the Company will be entitled to: (A) if the equity award is still outstanding, cause the Covered Executive to forfeit the award; (B) if the equity award has been exercised or settled into shares (the “Underlying Shares”) and the Covered Executive still holds the Underlying Shares, recover the number of Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares); and (C) if the Underlying Shares have been sold by the Covered Executive, recover the proceeds received by the Covered Executive from the sale of the Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares).

In addition, the Board may determine, in its sole discretion, any additional method for recouping Incentive Compensation hereunder which may include, without limitation:(A) requiring reimbursement of cash Incentive Compensation previously paid; (B) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; or (C) taking any other remedial and recovery action permitted by law, as determined by the Board.

VI.
NO INDEMNIFICATION.

The Company shall not indemnify any Covered Executives against (A) the loss of any incorrectly awarded Incentive Compensation or any Incentive Compensation that is recouped pursuant to the terms of this Policy or (B) any claims relating to the Company’s enforcement of its rights under this Policy.

VII.
INTERPRETATION.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D and Rule 10D-1 of the Exchange Act, and Section 303A.14 of the New York Stock Exchange Listed Company Manual (or the applicable listing standards governing recovery of erroneously awarded compensation of the national securities exchange on which the Company’s securities are listed).

VIII.
EFFECTIVE DATE.

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to any and all Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date and any Incentive Compensation that is outstanding as of the Effective Date.

IX.
AMENDMENT.

The Board may amend this Policy from time to time in its sole discretion and shall amend this Policy as it deems necessary, including as and when it determines that the Board is legally required by SEC rules or the rules of The New York Stock Exchange or any other national securities exchange on which the Company’s securities may be listed.

X.
OTHER RECOUPMENT RIGHTS; NO ADDITIONAL PAYMENTS.

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

XI.
IMPRACTICABILITY.

The Board shall recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (collectively, the “Applicable Standards”). Subject to compliance with the Applicable Standards, the Board shall have the sole discretion to consider all facts and circumstances in determining whether to recover Excess Incentive Compensation in accordance with this Policy. The Board may determine that recovery of Excess Incentive Compensation is impracticable (and thus that recoupment of Excess Incentive Compensation is not required) if it determines, in accordance with the Applicable Standards, that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Excess Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and documented such attempts and (B) provided documentation of such attempts to the applicable listing exchange; (ii) recovery would violate applicable home country law (adopted prior to November 28, 2022) and the Company provides an opinion of counsel to that effect to the applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

XII.
SUCCESSORS.

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.